Exhibit 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), effective the 1st day of June 2012 is entered into by RaNA Therapeutics, Inc., a Delaware corporation (the “Company”), and Daniel S. Lynch (the “Consultant”).

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, relating to its ongoing operations and strategic matters and those of its parent company, RaNA Therapeutics, LLC (“RaNA LLC”), and any RaNA Affiliate (as defined below). The Consultant agrees to devote twenty percent (20%) of his business time to the performance of such services at such times and places as shall be mutually agreed to by the Company and the Consultant. The Company agrees to cause Consultant (a) to be elected to the Board of Directors of RaNA LLC (the “Board”) and the Company Board (as defined below) promptly after the execution and delivery of this Agreement and (b) to be appointed as Executive Chairman and Chairman of the Board of RaNA LLC and as Executive Chairman of the Company and Chairman of the Company Board in September 2012, and the Consultant agrees to serve in such capacities. The Consultant shall serve on the Board and the Company Board until such time as this Agreement shall be terminated pursuant to Section 4 herein, at which time the Consultant shall resign from the Board and the Company Board and from all positions as an officer or director of any RaNA Affiliate, including the Company.

2. Term. This Agreement shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Section 4 (the “Consultation Period”).

3. Compensation.

3.1 Consulting Fees/Bonus. Commencing as of September 1, 2012, the Company shall pay to the Consultant consulting fees of $12,500.00 per month ($150,000.00 on an annual basis (the “Base Compensation”)), payable in arrears on the last day of each month. Payment for any partial month during the Consultation Period shall be prorated. In addition, the Consultant will also be eligible to receive an annual performance bonus of up to twenty-five percent (25%) of the Base Compensation at the discretion of the board of directors of the Company (the “Company Board”).

3.2 Common Incentive Units.

(a) The Company will cause the Consultant to be granted 233,202 Common Incentive Units (as defined in the Operating Agreement) of RaNA LLC (the “Initial Units”), subject to the terms and conditions set forth in the Operating Agreement of RaNA LLC, dated as of May 4, 2012 and as amended (the “Operating Agreement”), a complete copy of which has been furnished by the Company to the Consultant. The Initial Units will be issued with a Strike Price (as defined in the Operating Agreement) equal to the then existing aggregate fair market value of RaNA LLC on the date of issuance, determined in accordance with the Operating Agreement. The Initial Units will be issued as soon as practical after the date hereof. The Initial Units will vest over four (4) years, with a vesting start date of June 1, 2012 (the “Vesting Start Date”), at the rate of 2.0833% for each month that the Consultant continues to provides services to the Company under this Agreement until after four (4) full years when the Initial Units are fully vested.

(b) In addition, the Company will cause the Consultant to be granted additional Common Incentive Units (the “Additional Units”) upon (i) any successful completion of each future closing of the equity financing contemplated by that Class A Preferred Unit Purchase Agreement, dated as of May 4, 2012, by and among RaNA LLC and the purchasers named therein (such equity financing, the “Class A Financing”), (ii) any successful completion of each closing of any equity financing other than the Class A Financing that does not qualify as the Qualified Next Round Financing of RaNA LLC (as defined below) and prior to the successful completion of the Qualified Next Round Financing of RaNA LLC and (iii) the successful completion of the Qualified Next Round Financing of RaNA LLC (any of (i), (ii) or (iii), an “Additional Equity Financing”). The “Qualified Next Round Financing of RaNA LLC” shall be the first issuance of equity securities by RaNA LLC after the date hereof (other than the Class A Financing) with immediately available gross proceeds to RaNA LLC that, when aggregated with the immediately available gross proceeds to RaNA LLC of each other issuance of equity securities by RaNA LLC completed after the date hereof (other than the Class A Financing), equals or exceeds $10,000,000. As to each Additional Equity Financing, the Additional Units will be equal to the additional number of Common Incentive Units necessary for the Consultant to maintain a two percent (2.0%) overall ownership position in RaNA LLC (based upon fully-diluted Units (as defined in the Operating Agreement) outstanding, assuming the exercise of all outstanding rights to purchase equity securities or securities convertible into equity securities of RaNA LLC and the conversion of all securities convertible into equity securities of RaNA LLC) upon completion of the Additional Equity Financing. The Additional Units will be issued with a Strike Price equal to the then existing aggregate fair market value of RaNA LLC on the date of issuance, determined in accordance with the Operating Agreement. The Additional Units will be issued as soon as practical after the closing of any Additional Equity Financing. The Additional Units will vest over four (4) years, calculated based upon using the Vesting Start Date as the vesting start, at the rate of 2.0833% for each month for so long as the Consultant continues to provide services to the Company under this Agreement. In the event that there is more than one (1) closing of an Additional Equity Financing and/or an Additional Equity Financing is tranched, the Additional Units will be issued on a pro-rata basis as soon as practical following each closing or tranche with the Strike Price being determined at the time of each issuance in accordance with the Operating Agreement.

(c) Notwithstanding anything in the Operating Agreement to the contrary (including the parentheticals in the definition of Percentage Interest in Section 12.02 of the Operating Agreement as currently in effect), if RaNA LLC distributes (i) Capital Transaction Proceeds (as defined in the Operating Agreement) from a Capital Transaction (as defined in the

Operating Agreement) or (ii) any Proceeds Available for Distribution (as defined in the Operating Agreement) which are authorized for distribution to the members of RaNA LLC pursuant to the Operating Agreement from the sale, merger or other disposition of a subsidiary of RaNA LLC or any such subsidiary’s assets (including by means of a license thereof) while this Agreement is in effect and prior to the Initial Units or Additional Units having vested in full, RaNA LLC shall distribute the respective portion of such Capital Transaction Proceeds or Proceeds Available for Distribution, as applicable, to the Consultant as if the Initial Units and Additional Units were fully vested. Agreement(s) under which the Common Incentive Units are issued shall reflect, and that RaNA LLC shall obtain all necessary consents from the requisite members of RaNA LLC to implement, the foregoing entitlement to distributions in respect of such Common Incentive Units.

3.3 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable travel, entertainment and other expenses incurred or paid by the Consultant in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Consultant of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, any expenses in excess of an aggregate of $2,000.00 per month must be pre-approved by the Company Board. Without limiting the foregoing, the Company shall pay two thirds (2/3) of the reasonable and documented fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Consultant, incurred in connection with the engagement of the Consultant by the Company and the related equity grants to the Consultant contemplated herein.

3.4 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

3.5 Severance and Vesting Acceleration.

(a) In the event (i) the Company terminates this Agreement without Cause (as defined below) or other than pursuant to the penultimate sentence of Section 4.1 hereof or (ii) the Consultant terminates this Agreement for Good Reason (as defined below), if the Consultant enters into a valid and irrevocable release of all claims against the Company, RaNA LLC, any RaNA Affiliate and all related persons and entities in the form attached hereto as Exhibit A (the “Release”), then upon the Effective Date (as defined in the Release), (A) the Consultant shall be entitled to the consulting fees that would have been payable to the Consultant pursuant to Section 3.1 during the Post Termination Period (but only to the extent not already paid), which amount shall be paid in a lump sum within fifteen (15) days following the Effective Date, and (B) the Initial Units and the Additional Units that would have vested during the Post Termination Period if this Agreement was not so terminated shall vest and become nonforfeitable. Notwithstanding the foregoing, if the date that is twenty-eight (28) days after the termination of this Agreement occurs in the calendar year following the year of termination, then the severance payment shall be made no earlier than January 1 of such subsequent calendar year. In no event may the Company or the Consultant accelerate or defer the timing of the severance payment unless permitted or required by Section 409A of the Internal Revenue Code.

(b) For purposes of this Agreement, “Post Termination Period” shall mean a period immediately following the effective date of the termination of this Agreement of (i) eight (8) successive months plus (ii) one (1) additional successive month for each full year of service to the Company completed by the Consultant pursuant to this Agreement, up to a maximum aggregate Post Termination Period of twelve (12) total months.

(c) For purposes of this Agreement, “Cause” means: (i) that (x) the Consultant has willfully and intentionally failed to substantially perform his reasonably assigned duties for the Company or to follow the applicable material policies or procedures of the Company, RaNA LLC or a RaNA Affiliate in effect from time to time and such non-performance continues for a period of ten (10) business days following written notice by the Company to the Consultant of such failure (provided that the Company will not have to give any warning and cure period more than twice with respect to repeated failure or violations), or (y) the Consultant has engaged in an act of material dishonesty, fraud or willful misconduct in connection with the Consultant’s duties hereunder or in dealings with the Company, RaNA LLC or a RaNA Affiliate or knowing engagement in conduct which reasonably would be expected to be materially detrimental or injurious (monetarily or otherwise) to the business, prospects, operations or reputation of the Company, RaNA LLC or a RaNA Affiliate; or (ii) the conviction of the Consultant of, or the entry of a pleading of guilty or nolo contendere by the Consultant to, any felony, other than automobile violations.

(d) For purposes of this Agreement, “Good Reason” means: (i) any material diminution or other adverse change in the Consultant’s authority, title, or duties under this Agreement without the prior consent of the Consultant; (ii) a material breach by the Company of the terms of this Agreement; or (iii) the failure of RaNA LLC to issue the Additional Units to the Consultant pursuant to Section 3.2(b); provided that in each case the Consultant shall have promptly delivered written notice to the Company of the occurrence of any of the foregoing, including a summary thereof, and the Company shall not have remediated such matter during the ten (10) day period following its receipt of such notice.

4. Termination. Either party may, without prejudice to any right or remedy it may have due to any failure of the other party to perform his or its obligations under this Agreement, terminate the Consultation Period upon five (5) days (the “Notice Period”) prior written notice to the other party (the “Termination Notice”). In the event of the termination of this Agreement, the Consultant shall be entitled to payment hereunder and for expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company under this Agreement, except for severance payments pursuant Section 3.5. Notwithstanding the foregoing, the Company may terminate the Consultation Period effective immediately, including without any Notice Period, for Cause or upon delivery of written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Section 6 or Section 7. The Consultant may terminate the Consultation Period for Good Reason effective in accordance with the notice provisions provided under Section 3.2(d) but without any additional Notice Period.

5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Inventions and Proprietary Information.

6.1 Inventions.

(a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period, if related to the Field (as defined below) or if resulting or directly derived from Proprietary Information (as defined below) or (ii) after the Consultation Period, if resulting or directly derived from Proprietary Information related to the Field (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company, RaNA LLC or any RaNA Affiliate, as the case may be. The Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company, RaNA LLC or any RaNA Affiliate, as the case may be, all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company, RaNA LLC or any RaNA Affiliate, as the case may be, as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company, RaNA LLC or any RaNA Affiliate, as the case may be, and at such party’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company, RaNA LLC or any RaNA Affiliate, as the case may be, and to assist such party in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions. “RaNA Affiliate” means any corporation, company, partnership, joint venture and/or firm which is controlled by RaNA LLC. As used in the definition of RaNA Affiliate, “control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

(b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company, RaNA LLC or any RaNA Affiliate, as the case may be, at all times.

6.2 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b) For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all confidential, secret, proprietary or non-public information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, RaNA LLC or any RaNA Affiliate, as the case may be, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company. Without limiting the foregoing, any confidential, secret, proprietary or non-public information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, RaNA LLC or any RaNA Affiliate related (x) to the Field or (y) to the development or commercialization of drugs intended to treat Duchenne muscular dystrophy, Friedreich’s ataxia, spinal muscular atrophy, phenylketonuria or sickle cell anemia or B Thalassemia (each such disease is a “Specified Orphan Disease” and such field is, the “Specified Orphan Disease Fields”) shall be Proprietary Information.

(c) The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to one or more third parties who are not under an obligation to keep such information confidential under circumstances involving no breach by the Consultant of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer (which shall not include the Consultant) of the Company, RaNA LLC or any RaNA Affiliate, as the case may be.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company, RaNA LLC or any RaNA Affiliate, as the case may be.

(e) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of his agreements or obligations to any other party. The Consultant shall not disclose to the Company, RaNA LLC or any RaNA Affiliate, as the case may be, any trade secrets or confidential or proprietary information of any other party.

(f) The Consultant acknowledges that the Company, RaNA LLC or any RaNA Affiliate, as the case may be, from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on such party regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all reasonable action necessary to discharge such obligations of the Company, RaNA LLC or any RaNA Affiliate, as the case may be, under such agreements as they apply to the Consultant.

6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company, RaNA LLC or any RaNA Affiliate, as the case may be, for which such party cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company, RaNA LLC or any RaNA Affiliate, as the case may be, shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. Non-Competition.

7.1 The Consultant agrees that during the Consultation Period and for one (1) year thereafter, the Consultant shall not (w) become employed by, (x) advise or become associated with, (y) perform consulting services as owner, partner, shareholder, director, manager, consultant, agent, employee or co-venturer of or (z) otherwise engage, participate or invest in any business activity for any person, association, company, entity or other organization (whether for profit or not for profit) (a “Third Party”) (any of (w), (x), (y) or (z), the “Activities”) that is, or, as a result of such Activities, would become, a competitor of the Company, RaNA LLC or any RaNA Affiliate in the Field (as defined below) . For the purposes hereof, the “Field” shall mean the modulation of non-coding RNA. The Consultant agrees, at the request of the Company, to notify any Third Party (i) for which the Consultant is then providing services and (ii) that, to the Consultant’s knowledge, is then engaging in activities relating to the Specified Orphan Disease Fields of the Consultant’s confidentiality obligations pursuant to Section 6.2 hereof. If (X) after the time the Consultant begins performing Activities for a Third Party, the Consultant learns that such Third Party is engaged in the development or commercialization of drugs intended treat any of the Specified Orphan Diseases and (Y) the Consultant is permitted by the Third Party to disclose the Third Party’s identity and the specific Specified Orphan Disease to the Company, the Consultant shall promptly thereafter disclose the identity of the Third Party and the specific Specified Orphan Disease to the Company. Alternatively, if the Consultant is not permitted by the Third Party to disclose the identity of the Third Party or the specific Specified Orphan Disease to the Company, the Consultant shall promptly notify the Company that he is engaged in Activities within the Specified Orphan Disease Field with a Third Party (without disclosing the Third Party’s identity or the specific Specified Orphan Disease), and the Company may as a result elect to terminate this Agreement pursuant to Section 4, such termination by the Company to be deemed to have been made without Cause. The Consultant has informed the Company that, as of the execution of this

Agreement, the Consultant serves as the Chairman of the Board of bluebird bio, Inc. (“Bluebird”) and that Bluebird is engaged in the development or commercialization of drugs intended treat sickle cell anemia and B Thalassemia. The Company has determined that it will not terminate this Agreement as a result of the Consultant’s relationship with Bluebird.

7.2 Notwithstanding the foregoing, Section 7.1 shall not preclude the Consultant from engaging in Activities with or for a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) or require the Consultant to give any notice under Section 7.1 to the Company if: (a) the Division which the Consultant is employed by, advises, is associated with, or performs services for or delivers services to, is not, and will not be, engaged in activities in the Field or, to the Consultant’s knowledge, any Specified Orphan Disease Fields; and (b) the Consultant does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is, or will be, engaged in activities in the Field or, to the Consultant’s knowledge, any Specified Orphan Disease Fields.

8. Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any current or prior employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his relationship with the Company, to refrain from competing, directly or indirectly, with the business of such employer or any other party in the Field or the Specified Orphan Disease Fields or to refrain from soliciting employees, customers or suppliers of such employer or other party. The Consultant agrees to furnish the Company with a copy of any such agreement upon request.

9. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Except as otherwise authorized by the Company Board, the Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Third Party Beneficiaries. RaNA LLC and each RaNA Affiliate shall be express third party beneficiaries of this Agreement.

14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

16. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

17. Interpretation. If any restriction set forth in Section 6 or Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

18. Miscellaneous.

18.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

RANA THERAPEUTICS, INC.

By:	/s/ Arthur M. Krieg

Name: Arthur M. Krieg
Title: Chief Executive Officer and President

CONSULTANT

/s/ Daniel S. Lynch
Daniel S. Lynch

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

Exhibit A

Form of Release

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (this “Amendment”) is made as of December 17, 2012 by and among RaNA Therapeutics, Inc., a Delaware corporation (the “Company”), and Daniel S. Lynch (the “Consultant”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Consulting Agreement (as defined herein).

WHEREAS, the Company and the Consultant are parties to the Consulting Agreement, dated as of June 1, 2012, (the “Consulting Agreement”); WHEREAS, the Company and the Consultant desire to amend Sections 3.3 and 3.5(a) of the Consulting Agreement as set forth below; and

WHEREAS, pursuant to Section 14 of the Consulting Agreement, the Consulting Agreement may be amended by a written instrument executed by both the Company and the Consultant.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby confirmed, the Company and Consultant agree that the Consulting Agreement is amended as follows:

1. Section 3.3 of the Consulting Agreement is hereby amended and restated to read in its entirety as set forth below:

“Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable travel, entertainment and other expenses incurred or paid by the Consultant in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Consultant of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, any expenses in excess of an aggregate of $2,000.00 per month must be pre-approved by the Company Board. Without limiting the foregoing, the Company shall pay two thirds (2/3) of the reasonable and documented fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Consultant, incurred in connection with the engagement of the Consultant by the Company and the related equity grants to the Consultant contemplated herein. Notwithstanding the above, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.”

2. Section 3.5(a) of the Consulting Agreement is hereby amended and restated to read in its entirety as set forth below:

“In the event (i) the Company terminates this Agreement without Cause (as defined below) or other than pursuant to the penultimate sentence of Section 4.1 hereof or (ii) the Consultant terminates this Agreement for Good Reason (as defined below), if the Consultant enters into a valid and irrevocable release of all claims against the Company, RaNA LLC, any RaNA Affiliate and all related persons and entities in the form attached hereto as Exhibit A (the “Release”) and such Release becomes irrevocable within 60 days following the termination of this Agreement, then upon the Effective Date (as defined in the Release) (or if later, upon the date of the Consultant’s “separation from service” as defined in Section 409A of the Code), (A) the Consultant shall be entitled to the consulting fees that would have been payable to the Consultant pursuant to Section 3.1 during the Post Termination Period (but only to the extent not already paid), which amount shall be paid in a lump sum within fifteen (15) days following the Effective Date, and (B) the Initial Units and the Additional Units that would have vested during the Post Termination Period if this Agreement was not so terminated shall vest and become nonforfeitable. Notwithstanding the foregoing, if the date that is sixty (60) days after the termination of this Agreement occurs in the calendar year following the year of termination, then the severance payment shall be made no earlier than January 1 of such subsequent calendar year. In no event may the Company or the Consultant accelerate or defer the timing of the severance payment unless permitted or required by Section 409A of the Internal Revenue Code. Notwithstanding the above, if, as of the date of the Consultant’s “separation from service” from the Company, the Consultant is a “specified employee” (within the meaning of Section 409A of the Code), then the severance payment will be paid on the date of that is six months and one day after the “separation from service” (or if earlier, the date of the Consultant’s death after such “separation from service”).”

3. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law that would require the application of the laws of any other jurisdiction.

4. This Amendment may be executed in one or more counterparts, including by facsimile, PDF or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Except as specifically amended hereby, the Consulting Agreement shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

COMPANY:

RANA THERAPEUTICS, INC.

By:	/s/ Arthur M. Krieg
Name: Arthur M. Krieg
Title: Chief Executive Officer and President

CONSULTANT:

/s/ Daniel S. Lynch
Daniel S. Lynch

[SIGNATURE PAGE TO AMENDMENT TO CONSULTING AGREEMENT]

SECOND AMENDMENT TO CONSULTING AGREEMENT

This Second Amendment to Consulting Agreement (this “Amendment”) is made as of March 26, 2015, by and among RaNA Therapeutics, Inc., a Delaware corporation (the “Company”), and Daniel S. Lynch (the “Consultant”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Consulting Agreement (as defined herein).

WHEREAS, the Company and the Consultant are parties to the Consulting Agreement, dated as of June 1, 2012 (the “Original Consulting Agreement”);

WHEREAS, the Company and the Consultant are parties to the First Amendment to Consulting Agreement, dated as of December 17, 2012, which amended certain terms and provisions of the Original Consulting Agreement (the Original Consulting Agreement as so amended being referred to herein as the “Consulting Agreement”);

WHEREAS, the Company and the Consultant desire to further amend the Consulting Agreement as set forth below; and

WHEREAS, pursuant to Section 14 of the Consulting Agreement, the Consulting Agreement may be amended by a written instrument executed by both the Company and the Consultant;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby confirmed, the Company and Consultant agree that the Consulting Agreement is amended as follows:

1. The second and third sentences of Section 1 of the Consulting Agreement are hereby amended and restated to read in their entirety as set forth below:

“The Consultant agrees to devote fifteen percent (15%) of his business time to the performance of such services at such times and places as shall be mutually agreed to by the Company and the Consultant. The Company agrees to cause Consultant, from and after March 26, 2015, (a) to maintain his position on the Board of Directors of RaNA LLC (the “Board”) and the Company Board (as defined below) and (b) to maintain his position as Chairman of the Board of RaNA LLC, but not as its Executive Chairman, and as Chairman of the Company Board, but not as its Executive Chairman, and the Consultant agrees to serve in such capacities.”

2. Section 3.1 of the Consulting Agreement is hereby amended and restated to read in its entirety as set forth below:

[SIGNATURE PAGE TO SECOND AMENDMENT TO CONSULTING AGREEMENT]

“Consulting Fees/Bonus. During the period commencing on September 1, 2012 and ending on March 31, 2015, the Company shall pay to the Consultant consulting fees of $12,500.00 per month ($150,000.00 on an annual basis), and during the period from and after April 1, 2015, the Company shall pay to the Consultant consulting fees of $8,333.33 per month ($100,000.00 on an annual basis (such amounts, the “Base Compensation”)), payable in arrears on the last day of each month. Payment for any partial month during the Consultation Period shall be prorated. In addition, the Consultant will also be eligible to receive an annual performance bonus of up to twenty-five percent (25%) of the Base Compensation paid to Consultant for such year at the discretion of the board of directors of the Company (the “Company Board”).”

3. The Company shall pay the reasonable and documented fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Consultant, incurred in connection with the preparation, negotiation and execution of this Amendment.

4. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law that would require the application of the laws of any other jurisdiction.

5. This Amendment may be executed in one or more counterparts, including by facsimile, PDF or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Except as specifically amended hereby, the Consulting Agreement shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO SECOND AMENDMENT TO CONSULTING AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

COMPANY:

RANA THERAPEUTICS, INC.

By:	/s/ Ronald Renaud

Name: Ronald Renaud
Title: Chief Executive Officer

CONSULTANT:

/s/ Daniel S. Lynch
Daniel S. Lynch

[SIGNATURE PAGE TO SECOND AMENDMENT TO CONSULTING AGREEMENT]